Exhibit 99.1

ChinaCast Education Received NASDAQ Notification Letter
Regarding Delayed Form 10-K Filing

Beijing, April 2, 2012 -- ChinaCast Education Corporation (the “Company”, NASDAQ: CAST), a leading post-secondary education and e-learning services provider in China, announced today that, on March 27, 2012, it had received a letter from NASDAQ staff notifying the Company that it was no longer in compliance with NASDAQ Listing Rule 5250(c)(1) because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the Securities and Exchange Commission (“SEC”). NASDAQ Listing Rule 5250(c)(1) requires ChinaCast to timely file all required periodic reports with the SEC. NASDAQ has provided the Company until April 10, 2012 to submit a plan to regain compliance. Any plan submitted to NASDAQ may not be accepted by NASDAQ or may be subject to review and comment by NASDAQ. If NASDAQ approves the Company’s plan, it can grant the Company an extension period of up to 180 calendar days from the Form 10-K’s original due date to regain compliance.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities: The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan. These universities offer four year and three year, career-oriented bachelor’s degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends may involve a number of risks and uncertainties including, among others, the risk factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other publicly-available filings with the SEC. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Contact:

ChinaCast Education Corporation

Michael Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ North America
Ted Haberfield, President
+1-760-755-2716
thaberfield@mzgroup.us